UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2014

THESTREET, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-25779	06-1515824
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR

NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 321-5000

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation of Chief Business Officer

On July 21, 2014, the Compensation Committee of the Board of Directors of TheStreet, Inc. (the “Company”) approved severance protections for Mr. Erwin Eichmann, the Company’s Chief Business Officer, in the event he is terminated without cause. Subject to the execution of a general release of claims in favor of the Company, if Mr. Eichmann is terminated without cause, he will be entitled to salary continuation following his termination of employment for a period equal to the greater of: (i) 6 months or (ii) four weeks per year of service, up to a maximum of 12 months.

In reaching its decision to provide severance protections to Mr. Eichmann, the Compensation Committee internally discussed Mr. Eichmann’s value to the Company and the desire to provide Mr. Eichmann with severance protection to ensure Mr. Eichmann’s continued focus on the Company. For this purposes of this agreement, “cause” generally will include willful misconduct or gross negligence, willful and material dishonesty or misappropriation of Company funds, properties or other assets, unexcused repeated absence from work, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a felony involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws, or breach of the performance of job duties, which is not cured within 30 days after notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC. (Registrant)
Date: July 25, 2014

By: /s/ Vanessa J. Soman
Vanessa J. Soman
General Counsel